CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$500,000,000	$57,300

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Pricing Supplement No. 214L, dated August 29, 2012 (To Prospectus dated October 13, 2010 and Prospectus Supplement dated October 21, 2010)	Rule 424(b)(2) File No. 333-169900 CUSIP No. 46623EJQ3

JPMORGAN CHASE & CO.

[X]	Senior Medium-Term Notes, Series H

Due from Nine Months to Thirty Years from Date of Issue

[ ]	Subordinated Medium Term Notes, Series C

Due from Nine Months to Thirty Years from Date of Issue

Principal Amount:	$500,000,000
Issue Price:	100%
Commission or Discount:	$1,750,000	(0.350%)
Proceeds to Company:	$498,250,000

Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES LLC	$490,000,000
BLAYLOCK ROBERT VAN, LLC	$5,000,000
MURIEL SIEBERT & CO., INC.	$5,000,000

Agents’ Capacity:                         [   ] As agent                     [X] As principal

if as principal

[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.
[X]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).

Issue Date: September 6, 2012 (T+5)

Stated Maturity: September 6, 2017

Form: [X]  Book-entry    [    ]  Certificated

Currency: U.S. Dollars

[   ] Fixed Rate Note:          [   ]% per annum

[X] Floating Rate Note:      CD [   ]                      Commercial Paper Rate [   ]            Reuters LIBOR01 [X]

                                             Treasury Rate [   ]     Prime Rate [   ]

Interest Payment Dates: Quarterly on the 6th of March, June, September and December, via modified following business day convention, commencing December 6, 2012

Interest Reset Dates: Quarterly on the 6th of March, June, September and December, via modified following business day convention, commencing December 6, 2012

Index Maturity: 3-month LIBOR

Spread (+/-): +110 basis points

Multiplier: Not Applicable

Maximum Interest Rate: Not Applicable     Minimum Interest Rate: Not Applicable

Optional Redemption: Yes  [    ]    No  [X]

Other:

For purposes of this pricing supplement, a “business day” is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York and London.

Delivery of the notes will be made against payment therefor on or about September 6, 2012, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing and the next succeeding business day should consult their own advisors.

Validity of the Notes:

Simpson Thacher & Bartlett LLP, as counsel to the Company, has provided the following opinion to the Company: The notes offered by this pricing supplement have been duly authorized, and when issued by the Company, assuming due authentication thereof by the Trustee or The Bank of New York Mellon, as authenticating agent under the Indenture on behalf of the Trustee, and upon payment and delivery in accordance with the Master Agency Agreement, the notes offered by this pricing supplement will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms. Capitalized terms used but not defined in this paragraph shall have the meanings ascribed thereto in the opinion letter of such counsel dated August 24, 2011, which has been included as an exhibit to a Current Report on Form 8-K of the Company filed on August 24, 2011. The opinion is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. The opinion also assumes that the Indenture is the valid and legally binding obligation of the Trustee and is subject to customary assumptions as set forth in such opinion letter. Such counsel does not express any opinion concerning any law other than the law of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).